Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Announces Appointment of Roger J. Lias, Ph.D., as President and Chief Executive Officer

TUSTIN, Calif., December 26, 2017 – Peregrine Pharmaceuticals, Inc. (NASDAQ:PPHM) (NASDAQ:PPHMP), a company committed to improving patient lives by manufacturing and delivering high quality biologics, today announced the appointment of Roger J. Lias, Ph.D., as the company’s new president and chief executive officer. Dr. Lias, who has more than 20 years of contract development and manufacturing organization (CDMO) management experience, currently sits on the Peregrine board of directors and serves as president of Avid Bioservices, Peregrine’s wholly-owned CDMO subsidiary. Dr. Lias succeeds Steven W. King, who resigned as president and chief executive officer of Peregrine to pursue other professional interests.

Dr. Lias’ appointment is an important step in Peregrine’s ongoing transition to a dedicated CDMO and builds upon the company’s recent appointment of several proven CDMO industry veterans to the company’s board and management team. As part of this transformation, Peregrine is actively implementing a multi-pronged strategic plan designed to diversify and broaden its customer base and project mix, expand and strengthen its CDMO service offerings, and drive increased growth and profitability. Additionally, Peregrine is in the process of officially changing the company’s name to Avid Bioservices and adopting a new NASDAQ ticker symbol. The company expects this process to be completed in early 2018.

“We believe that Roger is best equipped to lead Peregrine, including the completion of the company’s transition to a pure play CDMO operating under the Avid Bioservices name. With the demand for biologics manufacturing exceeding the industry’s current capacity and expected to continue to grow in coming years, Roger and his team have worked aggressively to establish a strategic plan that we anticipate will allow the company to take advantage of this significant market opportunity. The team has already made important progress implementing this plan and we look forward to their continued execution of the strategy to best position our CDMO business for success,” said Joseph Carleone, Ph.D., chairman of Peregrine. “We would like to thank Steve King for the important contributions that he has made to both the Peregrine and Avid businesses and wish him luck with his future endeavors.”

Dr. Lias has previously held senior management positions at several leading CDMOs including Cytovance Biologics, KBI BioPharma, Diosynth RTP (formerly Covance Biotechnology Services) and Lonza Biologics. At each of these companies, he was primarily charged with overseeing commercial operations, including growing and diversifying their respective client bases. During this time, Dr. Lias’ achievements ranged from building start-up Cytovance’s contract process development and biopharmaceutical cGMP production business, to increasing revenues at Diosynth from $16 million to $120 million over a four-year period.

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About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a company transitioning from an R&D focused business to a pure play contract development and manufacturing organization (CDMO).  Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com).

Peregrine is pursuing the licensing or sale of its proprietary R&D assets, including its lead immunotherapy candidate, bavituximab, which is currently being evaluated in clinical trials in combination with immune stimulating therapies for the treatment of various cancers.  For more information, please visit www.peregrineinc.com .

About Avid Bioservices, Inc.

Avid Bioservices, a wholly owned subsidiary of Peregrine Pharmaceuticals, provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.  With nearly 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support.  The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization.  For more information about Avid, please visit www.avidbio.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in completing its transition to a dedicated CDMO business, including delays in the its efforts to license or sell its R&D assets, the risk that the company will be unable to license or sell its R&D assets, the risk that the company will experience delays in implementing its strategic plan, the risk that the company will not be able to take advantage of the demand for biologics manufacturing, the risk that the company will be unable to raise additional capital during the remainder of the current fiscal year in order to fund Avid's operations, or that it will be able to raise capital on terms acceptable to the company, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers, revenue recognition and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion or reduces or delays its demand for manufacturing services.  Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2017 as well as any updates to these risk factors filed from time to time in the company's other filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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